UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2005

Metalico, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	(Commission File Number)	52-2169780 (I.R.S. Employer Identification No.)

186 North Avenue East, Cranford, New Jersey (Address of principal executive offices)	07016 (Zip Code)

Registrant’s telephone number, including area code (908) 497-9610

NA
(Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

(a)

     On March 29, 2005, the holders of all of the Company’s subordinated unsecured convertible promissory notes issued on September 30, 2004 (the “September Convertible Notes”) exercised their rights to convert such principal amounts to shares of the Company’s common stock at a rate of $2.75 per share, resulting in the issuance of 1,400,000 shares. The September Convertible Notes, in the aggregate principal amount of $3,850,000, were issued in a private placement to accredited investors (as that term is defined by Rule 501 promulgated by the Securities and Exchange Commission under Regulation D of the Securities Act of 1933), including both unaffiliated third parties and certain related parties. In exchange for their respective investments, the Company issued to each individual holder a September Convertible Note in a principal amount representing a premium over funds provided of 10%. Interest accrued at a rate of 7% per annum, payable monthly. Principal was due in full at maturity on September 30, 2005. Individual noteholders, at their respective options, were entitled to convert the outstanding principal balances of their respective notes into shares of the Company’s common stock on or before March 29, 2005 – that is, two weeks following the date the Company listed its common stock on the American Stock Exchange. All debt evidenced by September Convertible Notes was converted to shares of the Company’s common stock. The offering was exempt from registration pursuant to Regulation D. On March 29, 2005, the Company issued a press release announcing the conversion. A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)      Exhibits.

99.1      Press Release issued March 29, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

METALICO, INC. (Registrant)
	By:	/s/ Carlos E. Agüero
Date: March 29, 2005		Carlos E. Agüero
Chairman, President and Chief Executive Officer